Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

This Derivatives Risk Management Program Support Services Addendum (this “Addendum”) with an effective date of April 1, 2022 shall be attached to and governed by that certain Master Services Agreement between Ultimus Fund Solutions, LLC (“Ultimus”), VELA Funds (the “Trust”), and VELA Investment Management, LLC dated September 22, 2020 (the “Agreement). All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to them in the Agreement as it may be supplemented or amended from time to time.

The parties agree as follows:

1. Derivatives Risk Management Program Support Services

Ultimus will provide to the Trust’s funds (identified on Schedule A, which schedule may be revised from time to time in Ultimus’ sole discretion to add or remove funds without need of a formal amendment) (the “Funds”) certain services (the “Derivatives Risk Management Program Support Services”), as described below, in accordance with Rule 18f-4 under the Investment Company Act of 1940, as amended (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load each Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.	Deliver daily derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to each Fund’s investment adviser (“Adviser”) and the Trust’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

c.	Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for each Fund it advises and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., daily VaR calculations, weekly back-testing, and weekly stress-testing);

d.       Provide Adviser a board reporting template; and

e.	Provide the Trust’s board of trustees (the “Board”) access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Trust’s related Derivatives Risk Management Program.

Alternatively, the Trust may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

2. Fees

[REDACTED]

3. Expense Reimbursements

In addition to the Derivatives Risk Management Program Support Services Fee or the 18f-4/N-PORT Support Services Fee (as applicable), the Trust will reimburse (or cause to be reimbursed) Ultimus for the Funds’ pro rata share (as determined by Ultimus) of third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Trust’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services.

4. Invoicing and Payment Terms

Ultimus will invoice for the Derivatives Risk Management Program Support Services Fee or the 18f-4/N-PORT Support Services Fee (as applicable) and any reimbursable expenses quarterly in arrears. The same will be due and payable within 30 days of receipt of invoice.

5. Fee Increases

[REDACTED]

6. Responsibility for Compliance Oversight and Identification of Derivative Securities

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act and Rule 18f-4. The Adviser has and retains primary responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Board or the Adviser of the aforementioned responsibilities.

7. Miscellaneous

Except as supplemented hereby, the Agreement shall remain in full force and effect without modification. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Addendum to be executed by its duly authorized officer as of the date and year first above written.

VELA FUNDS	ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Jason Job	By: /s/ Gary Tenkman
Name: Jason Job	Name: Gary Tenkman
Title: President	Title: Chief Executive Officer

VELA INVESTMENT MANAGEMENT, LLC

By: /s/ R H Dillon
Name: R H Dillon
Title: Chief Executive Officer

DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Schedule A

Funds

VELA Large Cap Plus Fund

VELA Small Cap Fund

VELA Income Opportunities Fund

A-1